Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 22, 2025 with respect to the financial statements of SharonAI Holdings, Inc. (formerly known as Roth CH Holdings, Inc.) for the period ended December 31, 2024 included in the Registration Statement on Form S-4.

/s/ Marcum LLP

Morristown, NJ

January 15, 2026